As filed with the Securities and Exchange Commission on August 14, 2008

Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

SAN JOAQUIN BANCORP
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	20-5002515 (I.R.S. Employer Identification No.)

1000 Truxtun Avenue
Bakersfield, CA 93301
(Address of principal executive offices)

(661) 281-0360
(Registrant’s telephone number, including area code)

San Joaquin Bancorp 2008 Stock Incentive Plan
(Full Title of the Plan)

Stephen M. Annis
Corporate Secretary
1000 Truxtun Avenue
Bakersfield, CA 93301
(661) 281-0360
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer |X|
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

           CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered(1)	Offering Price per Share	Aggregate Offering Price	Registration Fee

Common Stock, no par
value per share	500,000 Shares	$20.90 (2)	$10,450,000(2)	$410.69

(1)	This registration statement covers 500,000 shares of Common Stock that may be issued under the San Joaquin Bancorp 2008 Stock Incentive Plan (“Plan”). This registration statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the OTC Bulletin Board on August 13, 2008, which is the last day the common stock traded prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part 1, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I, Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

     Note: The documents containing the information specified in Part I of this Form S-8 Registration Statement will be delivered or caused to be delivered to participants in the Plan as specified by Rule 428(b)(1). Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission by the Registrant (Exchange Act File No. 000-52165) are incorporated in this registration statement by reference:

  The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, as filed with the Commission on March 17, 2008;
  The Registrant’s Current Reports on Form 8-K, as filed with the Commission on February 6, 2008, February 15, 2008, March 4, 2008, April 25, 2008 and July 28, 2008;
  The Registrant’s Quarterly Report on Form 10-Q for the quarter years ended March 31, 2008 and June 30, 2008, as filed with the Commission on May 12, 2008 and August 11, 2008, respectively; and
  A description of the Registrant’s common stock, no par value per share (the “Common Stock”), is set forth under the caption “Common Stock” in Part II, Item 4 of the Registrant’s Registration Statement on Form S-8 (File No.
  333-136627) filed with the Commission on August 15, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal quarter ended June 30, 2008 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Notwithstanding the foregoing, we are not incorporating any document or information deemed to be furnished and not filed in accordance with Commission rules. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Stephen Annis, Executive Vice President and Chief Financial Officer, San Joaquin Bancorp, 1000 Truxtun Avenue, Bakersfield, CA 93301. Telephone requests may be directed to (661) 281-0360.

Item 4. Description of Securities. Not Applicable. Item 5. Interests of Named Experts and Counsel. Not Applicable. Item 6. Indemnification of Directors and Officers.

     The Registrant’s Articles of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by California law. Section 317 of the California Corporations Code governs indemnification of the directors and officers of the Registrant, generally. The Articles of Incorporation of the Registrant permit indemnification of officers and directors in excess of the indemnification otherwise provided by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     Under this Section 317, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful. Section 317 further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances. Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation. No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

     The Registrant’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of the Registrant’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of the Registrant’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that the Registrant’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and the Registrant’s Articles of Incorporation and Bylaws. In addition, the Registrant is authorized to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them or incurred by them in such capacity. The Registrant maintains a directors and officers liability insurance policy that insures its directors and officers against certain liabilities.

     The Registrant’s Articles of Incorporation also provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the federal bank regulators may seek monetary damages from bank or bank holding company directors in certain circumstances involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the provisions in the Registrant’s Articles of Incorporation and Bylaws, the Registrant has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act, and is therefore unenforceable. Reference is made to “Undertakings” below with respect to the Registrant’s undertaking concerning indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits filed herewith is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on this 14th day of August, 2008.

SAN JOAQUIN BANCORP
By: /s/ Bruce Maclin Bruce Maclin, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of San Joaquin Bancorp, do hereby constitute and appoint Bart Hill or Stephen Annis, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date
Chief Executive Officer, Chairman of the
Board and Director
/s/ Bruce Maclin	(Principal Executive Officer)	August 14, 2008

Bruce Maclin

/s/ Bart Hill	President and Director	August 14, 2008

Bart Hill
Executive Vice President, Corporate
Secretary and Chief Financial Officer
/s/ Stephen Annis	(Principal Financial and Accounting Officer)	August 14, 2008

Stephen Annis

/s/ Donald S. Andrews	Director	August 14, 2008

Donald S. Andrews

/s/ Melvin D. Atkinson	Director	August 14, 2008

Melvin D. Atkinson

/s/ Louis J. Barbich	Director	August 14, 2008

Louis J. Barbich

/s/ L. Rogers Brandon	Director	August 14, 2008

L. Rogers Brandon

/s/ Jerry Chicca	Director	August 14, 2008

Jerry Chicca

/s/ Robert Montgomery	Director	August 14, 2008

Robert Montgomery

/s/ Virginia Moorhouse	Director	August 14, 2008

Virginia Moorhouse

EXHIBIT INDEX

Exhibit Number	Description
4.1	San Joaquin Bancorp 2008 Stock Incentive Plan (incorporated herein by reference to Appendix C of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 16, 2008)

5.1	Opinion of K&L Gates LLP with respect to the legality of the shares being registered

23.1	Consent of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page of this Registration Statement)